EXHIBIT 99.1

Midland States Bancorp, Inc. Announces Common Stock and Preferred Stock Dividends

EFFINGHAM, Ill., Aug. 01, 2023 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per share of its common stock. The dividend is payable on August 18, 2023 to all shareholders of record as of the close of business on August 11, 2023.

The Board of Directors also declared a cash dividend of $0.4844 per depository share on its 7.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. The dividend will be payable on October 2, 2023 to stockholders of record as of September 15, 2023.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of June 30, 2023, the Company had total assets of approximately $8.03 billion, and its Wealth Management Group had assets under administration of approximately $3.59 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321